Exhibit 99.1

FORM OF AMENDED MASTER CONFIRMATION

[*], 202[*]

[*] (“Party A”)

[*]

Ladies and Gentlemen:

Reference is made to the Master Forward Confirmation, dated July 29, 2022 (the “Master Confirmation”), between Piedmont Realty Trust, Inc. (f/k/a Piedmont Office Realty Trust, Inc.) ( “Party B”), and Party A. All capitalized terms used in this Amendment No. 1 to the Master Confirmation between Party B and Party A (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to them in the Master Confirmation. Party B and Party A agree as follows:

A.	Amendments to Master Confirmation. The Master Confirmation is amended as follows:

1.	The first sentence of the first paragraph of the Master Confirmation shall be amended to add “and as amended on July 30, 2025” immediately before “(the “Equity Distribution Agreement”)”.

2.	The address for notices or communications to Party A, as set forth in the Miscellaneous section, shall be amended and restated to read as follows:

Address: Attention: Email:	[*] [*] [*]

with copies to: Attention: Telephone: Email:	[*] [*] [*]

Address:	[*]

Attention: Email:	[*] [*]

3.

The first sentence of the second paragraph of the Form of Supplemental Confirmation attached as Exhibit A to the Master Confirmation shall be amended to add “and as amended on July 30, 2025” immediately after “dated as of July 29, 2022”.

B.

No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Master Confirmation shall continue in full force and effect. All references to the Master Confirmation in the Master Confirmation or in any other document executed or delivered in connection therewith shall, from the date hereof, be deemed a reference to the Master Confirmation as amended by this Amendment. Notwithstanding anything to the contrary contained herein, this Amendment shall not have any effect on offerings or sales of the Shares prior to the date hereof or on the terms of the Master Confirmation and the rights and obligations of the parties thereunder, insofar as they relate to such offerings or sales, including, without limitation, the representations, warranties and agreements (including the indemnification and contribution provisions) contained in the Master Confirmation.

C.	Applicable Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

D.	Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

E.

Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to Party B a counterpart hereof, whereupon this Amendment, along with all counterparts, will become a binding agreement between Party B and Party A in accordance with its terms.

Very truly yours,

PIEDMONT REALTY TRUST, INC.

By:
Name:
Title:

[Signature Page to Amendment No. 1 to the Master Forward Confirmation]

CONFIRMED AND ACCEPTED, as of the date first above written:

[*]

By:
Name:
Title:

[Signature Page to Amendment No. 1 to the Master Forward Confirmation]